Exhibit 99.1

XERIS PHARMACEUTICALS ANNOUNCES PROPOSED PUBLIC OFFERING OF SHARES

OF COMMON STOCK

CHICAGO, IL; February 11, 2019 – Xeris Pharmaceuticals, Inc. (Nasdaq: XERS), a specialty pharmaceutical company leveraging its novel technology platforms to develop and commercialize ready-to-use injectable and infusible drug formulations, today announced that it filed a registration statement on Form S-1 with the Securities and Exchange Commission (the “SEC”) relating to a proposed public offering of 5,000,000 shares of its common stock. All shares of common stock will be offered by Xeris. Xeris expects to grant the underwriters a 30-day option to purchase up to an additional 750,000 of the shares of common stock. Xeris intends to use the net proceeds from this offering to support the expected commercial launch of Gvoke HypoPen, to advance its other pipeline product candidates, and to use for working capital and other general corporate purposes. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Jefferies, SVB Leerink, RBC Capital Markets and Mizuho Securities are acting as joint book running managers for the offering.

The offering will be made only by means of a prospectus. A preliminary prospectus supplement and accompanying prospectuses relating to and describing the terms of this offering will be filed with the SEC. When available, copies of the preliminary prospectus supplement and accompanying prospectuses can be obtained from [Jefferies LLC, Attention: Equity Syndicate Prospectus Departments, 520 Madison Avenue, 2nd Floor, New York, NY 10022; by phone at (877) 821-7388; or by email at Prospectus_Department@Jefferies.com; SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37thFloor, Boston, MA 02110; by phone at (800) 808-7525, ext. 6132; or by email at syndicate@svbleerink.com; RBC Capital Markets LLC, Attention: Equity Syndicate Department, 200 Vesey Street, 8th Floor, New York, NY 10281; by phone at (877) 822-4089; or by email at equityprospectus@rbccm.com; or Mizuho Securities USA LLC, Attention: Equity Capital Markets, 320 Park Ave., 12th Floor, New York, NY 10022-6815; by phone at (212) 205-7600; or by email at US-ECM@us.mizuho-sc.com], or by accessing the SEC’s website, www.sec.gov.

A registration statement relating to these securities has been filed with the SEC, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Xeris Pharmaceuticals, Inc.

Xeris is a specialty pharmaceutical company leveraging its novel technology platforms to develop and commercialize ready-to-use, room-temperature stable injectable and infusible drug formulations.

Investor Contact

Allison Wey

Senior Vice President, Investor Relations and Corporate Communications

awey@xerispharma.com

312-736-1237

Media Contact

media@xerispharma.com

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